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                                                                    EXHIBIT 99.1


IMMEDIATE RELEASE          Contact:  Jenny Haynes
                                     Vice President, Investor and Corporate
                                     Communications
                                     (214) 245-3164

ODYSSEY REAFFIRMS EPS ESTIMATE FOR 2003, ANNOUNCES SEPTEMBER CENSUS

         DALLAS, TEXAS (Sept.16, 2003)--Appearing on Bloomberg television's Morning Call program today, Richard R. Burnham, chairman and chief executive officer of Odyssey HealthCare, Inc. (Nasdaq: ODSY), reaffirmed the company's prior guidance for net income growth in 2003 of 40 to 43 percent over 2002 results.

         The guidance had previously been provided on Aug. 4, 2003. Mr. Burnham also confirmed during the interview that the company was comfortable with the First Call consensus estimate of 83 cents for 2003.

         In addition, the company estimated that it will care for approximately 6,500 patients per day during the month of September, compared to an average daily census of 5,867 in June 2003. Included in the September number are approximately 315 patients served by hospice programs acquired by the company on September 1, 2003.

         Based in Dallas, Tex., Odyssey is one of the largest providers of hospice care in the United States in terms of both average daily census and number of locations. The Company operates hospice programs in more than half the states in the country and is continuing to expand into new locations. The company currently has 62 Medicare-certified hospice programs. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and addressing the psychosocial and spiritual needs of patients and their families.

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         Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on current management expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions and the disclosure contained under the heading "Some Risks Related to Our Business" in "Item 1. Business" of Odyssey's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management's views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                       END